Exhibit 99.1

            The Simsbury Bank Announces Dividend Increase


    SIMSBURY, Conn.--(BUSINESS WIRE)--May 9, 2007--The Board of Directors of SBT Bancorp, Inc., (OTCBB: SBTB), the holding company of The Simsbury Bank & Trust Company, declared on May 8, 2007 a $0.02 per share increase of its annual cash dividend, raising the dividend on its common stock to $0.44 per share. The dividend will be payable on June 15, 2007 to shareholders of record on May 25, 2007.

    Lincoln S. Young, Chairman of the Board, announced the dividend at the Bank's annual meeting held yesterday at the Bank's main office in Simsbury, Connecticut. "The Board continues to be confident in The Simsbury Bank's strong future and is very pleased that we have been able to increase our annual dividend every year since we paid our first dividend seven years ago," said Young.

    Martin J. Geitz, President and CEO of the Bank, said, "Despite a decline in earnings in 2006 due to implementing strategic growth initiatives and operating in a very challenging business environment, the Company's current capital position and prospects for future earnings growth remain very strong. Our 2007 annual dividend of $0.44 per share continues the trend of steady dividends growth established over the past seven years."

    The Simsbury Bank & Trust Company is a locally-controlled, customer-friendly commercial bank for businesses and consumers with approximately $214 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Bloomfield, Canton and Granby, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The company's stock is traded over-the-counter under the ticker symbol of its bank holding company, SBT Bancorp, Inc., OTCBB: SBTB. Visit the Bank's website at www.simsburybank.com

    Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Bank, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of
1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.


    CONTACT: The Simsbury Bank & Trust Company
             Mr. Anthony F. Bisceglio, 860-408-5493
             860-408-4679 (fax)
             CFO
             abisceglio@simsburybank.com